United States securities and exchange commission logo





                     October 21, 2022

       Jason Clemens
       Chief Financial Officer
       AdaptHealth Corp.
       220 West Germantown Pike, Suite 250
       Plymouth Meeting, PA 19462

                                                        Re: AdaptHealth Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-38399

       Dear Jason Clemens:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services